SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 31, 2013

SELECTICA, INC.

(Exact name of Company as specified in Charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-29637 (Commission File No.)	77-0432030 (IRS Employee Identification No.)

2121 South El Camino Real

San Mateo, California 94403

(Address of Principal Executive Offices)

(650) 532-1500
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2 below).

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 8.01	Other Events.

As previously noted in the Current Report on Form 8-K filed February 28, 2013, Selectica, Inc. (the “Company”) received written notice from the NASDAQ Stock Market that the Company was no longer in compliance with NASDAQ Capital Market Listing Rule 5550(b)(1) (the “Listing Rule”), which requires registrants to maintain a minimum of $2,500,000 in stockholders equity for continued listing. On its quarterly report on Form 10-Q for the period ended December 31, 2012, the Company reported stockholders’ equity of $2,372,000 and, as a result, did not satisfy the Listing Rule.

In a letter from NASDAQ dated April 23, 2013, NASDAQ granted the Company an extension until July 31, 2013 to regain compliance with the Listing Rule and provide evidence thereof to NASDAQ.

As reported in the Current Report on Form 8-K filed June 3, 2013, on May 31, 2013, the Company sold and issued 577,105 shares of its common stock and 231,518 shares of Series C Convertible Preferred Stock in an initial closing (the “Initial Closing”) to certain institutional funds and other accredited investors for an aggregate purchase price of approximately $5.7 million and, subject to stockholder approval, will sell and issue 100,144 additional shares of common stock to certain members of the Company’s management and board of directors for an aggregate purchase price of approximately $0.7 million.

The Company believes that, as of the date of this Current Report, it has regained compliance with the stockholders’ equity requirement, based on the sale of the shares and the receipt of the purchase price therefor in the Initial Closing.

NASDAQ will continue to monitor the Company’s ongoing compliance with the stockholders’ equity requirement. If, at the time of the Company’s periodic report for the quarter ending June 30, 2013, the Company does not evidence compliance, it may be subject to delisting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 6, 2013

SELECTICA, INC.

By: /s/ Todd Spartz

Name: Todd Spartz

Title: Chief Financial Officer